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                                                                      Exhibit 99


FOR IMMEDIATE RELEASE



           SYNTHETIC INDUSTRIES, INC. TO COMMENCE CASH TENDER OFFER
             For 12 3/4% Senior Subordinated Debentures due 2002

         Chickamauga, Georgia (January 8, 1997) - Synthetic Industries, Inc. (NASDAQ: SIND) (the "Company") announced today that it has commenced an offer to purchase for cash any and all of the outstanding $140 million of the Company's 12 3/4% Senior Subordinated Debentures due December 1, 2002 (the "Debentures"), and a solicitation for consents to amend the indenture (the "Indenture") pursuant to which the Debentures were issued. The Dealer Manager for the offer and consent solicitation is Bear, Stearns & Co. Inc.

         Subject to the terms and conditions set forth in the Offer to Purchase and Consent Solicitation and the Consent and Letter of Transmittal, the total amount payable by the Company for Debentures validly tendered and consents properly delivered will be equal to an amount calculated in a manner intended to result in a yield to December 1, 1997, the first call date for the Debentures, equal to the sum of the comparable treasury yield and 100 basis points, plus accrued interest. At January 7, 1997, that price was 110.855% of the principal amount of such Debentures plus accrued interest.

         The offer and consent solicitation are conditioned upon, among other things, the valid tender of at least a majority of the aggregate outstanding principal amount of the Debentures, the satisfaction of all conditions relating to the consummation of a debt financing, and the receipt by the Company of consents from the holders of a majority of the aggregate outstanding principal amount of the Debentures to eliminate substantially all of the restrictive covenants and delete or amend certain events of default and related provisions of the Indenture.

         The offer and consent solicitation will expire at 5:00 p.m., New York City time, on February 5, 1997, unless extended by the Company. The comparable treasury yield will be the yield on the 6% United States Treasury Note due November 30, 1997 at 2:00 p.m., New York City time, on the tenth day immediately preceding the expiration date. Holders of Debentures may participate in the offer only through the completion of a Consent and Letter and Transmittal. Copies of the Consent and Letter of Transmittal may be obtained from D.F. King & Co., Inc., the Information Agent, at (800) 488-8075.

         Synthetic Industries, Inc. is a producer of polypropylene fabrics and fibers.

         CONTACT: Joseph Sinicropi, Chief Financial Officer of Synthetic Industries, Inc., (706) 375-3121